Exhibit 99.1

Legend International Holdings Inc Announces Positive and Robust Wengfu Feasibility Study Complete

MELBOURNE, Australia--(BUSINESS WIRE)--June 30, 2010--Legend International Holdings, Inc (OTCBB:LGDI) is pleased to announce that at the end of the June quarter 2010 the Wengfu Feasibility Study for the Legend Phosphate Project in Queensland, Australia was completed.

The successful study, which was finished on time and on budget, has concluded that the project is positive and robust against a number of fertilizer market scenarios. Legend is currently reviewing the study and will summarise the project economics, forward strategy and timeline in a following detailed press release due on July 23, 2010. This will be followed by a public meeting and teleconference to be held in New York on July 26, 2010 to allow shareholders and investors to hear the results and talk directly with Wengfu and Legend’s management teams. Further details on the location of the public meeting and how to access the teleconference will be announced in the week prior to the meeting.

The recent study has outlined the economic feasibility of the development of a 600ktpa sulfuric acid plant, 300ktpa P2O5 phosphoric acid plant, 600ktpa DAP/MAP plant, 15ktpa aluminum fluoride plant as well as corresponding utilities and auxiliary facilities. The phosphoric acid plant is to be initially fed by crushed and screened high grade phosphate rock ore from Paradise North, followed by feed from a beneficiation plant located at Paradise South.

A second study is also underway on the feasibility of expanding production to 900ktpa P2O5, 1.8mtpa DAP/MAP plant and a large scale beneficiation plant. This study is due for completion at the end of quarter 3, 2010.

The completion of the first Wengfu Feasibility Study is a major milestone for the Legend Phosphate Project. Legend and Wengfu’s management team is looking forward to summarising the outcomes of the study in a detailed press release, followed by a public meeting and teleconference on July 26, 2010.

Forward-Looking Statements

Forward-looking statements in this press release are made pursuant to the “safe harbour” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the risks of exploration and development stage projects, risks associated with environmental and other regulatory matters, mining risks and competition and the volatility of mineral prices. Actual results and timetables could vary significantly. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s fiscal 2008 Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

CONTACT:
Legend International Holdings, Inc.
Mr. Joseph Gutnick
Chief Executive Officer
Tel: +011 613 8532 2866
Fax: +011 613 8532 2805
E-mail: josephg@axisc.com.au
or
Legend International Holdings, Inc.
General Manager Business
New York Office
Tel: (212) 223 0018
Fax: (212) 223 1169
E-mail: legendinfo@axisc.com.au